Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made effective as of September 30, 2017, between SINO-GLOBAL SHIPPING AMERICA, LTD., a Virginia corporation (the “Company”) and Ms. PAN TUO (the “Executive”).

1.	EMPLOYMENT

The Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, on the terms and conditions set forth herein.

2.	TERM

The term (“Term”) of this Agreement shall begin on September 30, 2017 and will terminate on September 30, 2018 (the “Initial Term”), unless sooner terminated as hereinafter provided. At the conclusion of the Initial Term, the Term shall automatically be extended for a one-year period in the absence of notice of non-renewal provided at least 60 days prior to the anniversary date of this Agreement.

3.	POSITION AND DUTIES

3.1 Position. The Executive hereby agrees to serve as Acting Chief Financial Officer of the Company, reporting to the Company’s Chief Executive Officer. At the Company’s request, the Executive may, at the Executive’s discretion, serve the Company and/or its respective subsidiaries and affiliates in other offices and capacities in addition to the foregoing, but shall not be required to do so. In the event the Company and the Executive mutually agree that the Executive shall terminate the Executive’s service in any one or more of the aforementioned capacities, or the Executive’s service in one or more of the aforementioned capacities is terminated, the Executive’s compensation, as specified in Section 4 of this Agreement, shall not be diminished or reduced in any manner unless otherwise agreed by the parties.

3.2 Duties. The Company agrees that the duties that may be assigned to the Executive shall be the usual and customary duties of the Executive Vice President and Chief Financial Officer, to include and not be limited to provision of guidance and assistance with implementation of the Company's business initiatives and growth strategies.

3.3 Devotion of Time and Effort. Executive shall use Executive’s good faith best efforts and judgment in performing Executive’s duties as required hereunder and to act in the best interests of the Company. Executive shall devote such time, attention and energies to the business of the Company as are reasonably necessary to satisfy Executive’s required responsibilities and duties hereunder.

3.4 Other Activities. The Executive may engage in other activities for the Executive’s own account while employed hereunder, including without limitation charitable, community and other business activities, provided that such other activities do not materially interfere with the performance of the Executive’s duties hereunder.

4.	COMPENSATION AND RELATED MATTERS

4.1 Compensation. During the Initial Term, the Company shall pay the Executive an annual salary of Sixty Thousand Dollars (US $60,000), paid monthly, bi-weekly or bi-monthly in equal installments at the beginning of each such period (the “Base Salary”). In addition, the Executive will be eligible for an incentive-based bonus to be determined by the Company’s Board of Directors in its sole and absolute discretion based on the performance of the Executive and the Company. The Executive’s performance and salary shall be subject to review at any time, and an increase in salary, if one is so determined by the Board, shall be made, on a basis consistent with the standard practices of the Company.

4.2 Benefits. The Executive shall be entitled to participate in the Company’s employee benefit plans and programs on substantially the same terms and conditions as other senior executives; provided, however, that the Executive shall, at a minimum, be provided healthcare and medical insurance typically made available to United States-based executives in similar companies. The Executive will be entitled to (a) four weeks of paid annual leave, (b) reasonable medical leave (provided that she is not deemed as incapacitated under the term of Disability) and (c) time off on federal public holidays in the United States.

4.3 Business Expenses. The Company shall promptly, in accordance with Company policy, reimburse the Executive for all reasonable business expenses incurred in accordance with and subject to the limits set forth in the Company’s written policies with respect to business expenses, upon presentation to the Company of written receipts for such expenses.

5.	TERMINATION

5.1 Termination for Cause. The Company may terminate the Executive for Cause at any time, upon written notice to Executive. For purposes of this Agreement, “Cause” shall mean:

(a)                The Executive’s conviction for commission of a felony or a crime involving moral turpitude;

(b)               The Executive’s willful commission of any act of theft, embezzlement or misappropriation against the Company; or

(c)	The Executive’s material failure to perform her duties hereunder.

5.2 Termination Without Cause. Either party may terminate this Agreement without Cause at any time, provided that such Party first delivers to the other Party written notice of termination of this Agreement at least thirty (30) days prior to the effective date of termination.

5.3 Termination for Good Reason. The Executive may terminate her employment under this Agreement for Good Reason by providing notice to the Company setting forth in reasonable detail the nature of such Good Reason; provided, however, that such notice must be provided within thirty (30) days from the Executive’s knowledge of the occurrence of a Good Reason event. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without the Executive’s written consent: (i) a material breach by the Company of this Agreement, including a failure to make such payments or provide such benefits as are provided herein; or (ii) the Company requires Executive to locate her office to a location more than fifty (50) miles outside of the metropolitan area of the Executive’s home city (New York City). Executive’s resignation for Good Reason shall only be effective if the Company has not cured or remedied the Good Reason event within thirty (30) days after its receipt of Executive’s written notice.

6.	COMPENSATION UPON TERMINATION

6.1 Effect of Termination for Cause. In the event the Executive’s employment shall be terminated for Cause pursuant to Section 5.1 hereof, the Company shall pay the Executive her salary through the date of termination.

6.2 Effect of Termination upon Death or Disability. If the Executive’s employment is terminated by reason of her death or disability (which term shall mean the legal determination that the Executive is unable to perform her duties without reasonable accommodation), she will be entitled to receive a lump sum payment equal to two times of her Base Salary, and other benefits earned and accrued prior to the date of termination.

6.3 Effect of Termination During First Year of Initial Term. If the Executive’s employment is terminated (i) by the Company pursuant to Section 5.2 during the Initial Term of this Agreement or (ii) by the Executive pursuant to Section 5.3 during the Initial Term of this Agreement, the Executive will be entitled to receive a severance payment equal to

(1)   if there has been no Change in Control, one time the then applicable annual salary (no less than US $150,000), or (2) after a Change in Control, one-and-a-half time the then applicable annual salary (no less than US $225,000). In the event of termination by the Executive pursuant to Section 5.2 in the absence of a Change of Control, the Company shall pay the Executive one time of her Base Salary.

6.4 Change of Control. For purposes of this Agreement, unless the Company’s Board of Directors determines otherwise, a Change of Control of the Company shall be deemed to have occurred at such time as: (A) any person (as the term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act)) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of voting securities of the Company representing more than 50% of the Company’s outstanding voting securities or rights to acquire such securities except for any voting securities issued or purchased under any employee benefit plan of the Company or its subsidiaries; or (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company; or (C) a plan of liquidation of the Company or an agreement for the sale or liquidation of the Company is approved and completed; or (D) the Board determines in its sole discretion that a Change in Control has occurred, whether or not any event described above has occurred or is contemplated.

7.	CONFIDENTIALITY AND NON-SOLICITATION COVENANTS

7.1 Non-Competition. The Executive agrees that during the Term of this Agreement prior to any termination of her employment hereunder and for a period of one year following the date on which the Executive’s employment hereunder is terminated, she will not directly or indirectly, without the prior written consent of the Company, manage, operate, join, control, participate in, or be connected as a stockholder (other than as a holder of shares publicly traded on a stock exchange or the NASDAQ National Market System), partner, or other equity holder with, or as an officer, director or employee of, any other company whose business strategy is directly competitive with that of the Company.

7.2 Confidentiality. The Executive hereby agrees that the Executive will not, during the Term or at any time thereafter directly or indirectly disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever with exception of requests from any courts and/or regulatory governmental agencies, any Confidential Information (as defined below). As to requests from such courts and/or regulatory governmental agencies, the Executive agrees that, to the extent permissible by applicable law, (a) the Executive will advise the Company sufficiently far in advance of providing such Confidential Information as to permit the Company to defend the confidentiality of such Confidential Information and (b) the Executive will cooperate with the Company in defending the confidentiality of such Confidential Information. The Executive agrees that, upon termination of her employment with the Company, all Confidential Information in her possession that is in written or other tangible form (together with all copies or duplicates thereof, including computer files) shall be returned to the Company and shall not be retained by the Executive or furnished to any third party, in any form except as provided herein; provided, however, that the Executive shall not be obligated to treat as confidential, or return to the Company copies of any Confidential Information that (i) was publicly known at the time of disclosure to the Executive, (ii) becomes publicly known or available thereafter other than by any means in violation of this Agreement or any other duty owed to the Company by the Executive, or (iii) is lawfully disclosed to the Executive by a third party. As used in this Agreement the term “Confidential Information” means information disclosed to the Executive or known by the Executive as a consequence of or through her relationship with the Company, about the owners, employees, business methods, public relations methods, organization, procedures, property acquisition and development, or finances, including, without limitation, information of or relating to the Company and its affiliates.

7.3 Non-Disparagement. During the Term of this Agreement and upon termination for any or no reason, the Executive agrees that she shall not make any disparaging remarks of any sort or otherwise communicate any disparaging comments about the Company. During the Term of this Agreement and upon termination for any or no reason, Company agrees that it shall not make any disparaging remarks about Executive to any other person or entity. In accordance with Company’s usual practice, the Company will confirm Executive’s dates of employment and Executive’s job description upon request. Notwithstanding the above, nothing in this provision shall prevent or prohibit any Party from testifying in any legal proceeding, including at deposition, hearing or trial, from cooperating in good faith in any governmental investigation or action, or from making any report required by law, including as may be required under applicable securities laws.

7.4 Non-Solicitation. For a period of one (1) year following the date on which the Executive’s employment hereunder is terminated, the Executive shall not directly or indirectly (A) solicit or induce any of the Company’s employees, agents or independent contractors to end their relationship with the Company, (B) recruit, hire or otherwise induce any such person to perform services for the Executive, or any other person, firm or company, or (C) solicit or intentionally interfere with the customer or client relationships of the Company.

7.5 Return of Property. The Executive hereby acknowledges and agrees that all Personal Property and equipment furnished to or prepared by the Executive in the course of or incident to her employment, belongs to the Company and shall be promptly returned to the Company upon termination of the Employment Period. “Personal Property” includes, without limitation, all electronic devices of the Company used by the Executive, including, without limitation, personal computers, facsimile machines, cellular telephones, pagers and tape recorders and all books, manuals, records, reports, notes, contracts, lists, blueprints, maps and other documents, or materials, or copies thereof (including computer files), and all other proprietary information relating to the business of the Company. Following termination, the Executive will not retain any written or other tangible material containing any proprietary information of the Company.

7.6 Reasonableness of Restrictions. Each of sections 7.1, 7.2, 7.3, 7.4 and 7.5 set out above is acknowledged by Executive to be reasonable in duration, extent and application and is the minimum protection necessary for the Company in respect of its goodwill, Confidential Information, trade connections and business. Each of the covenants and obligations on Executive’s part set out in sections 7.1, 7.2, 7.3, 7.4 and 7.5 is deemed to be separate and severable and enforceable by the Company accordingly. If any of the restrictions set out above are held to be void but would be valid if part of the wording was deleted such restriction shall apply with such deletion as may be necessary to make it valid and effective.

8.	INDEMNIFICATION

8.1 Indemnification. In the event that the Executive (a) was, is or may become a party to any proceeding, including a proceeding brought by a shareholder in the right of the Company or brought by or on behalf of shareholders of the Company, by reason of the fact that she is or was a director or officer of the Company, or (b) was or is serving at the request of the Company as a director, trustee, partner or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, the Company agrees to hold harmless and indemnify the Executive from and against any and all repayment obligations, losses, liabilities, damages, costs, expenses (including actual attorneys’ fees), judgments, fines and amounts paid in settlement or otherwise reasonably incurred by the Executive in connection with any claim or cause of action is threatened, asserted or brought against the Executive pursuant to or arising under this Agreement or performance of her duties hereunder, whether in whole or in part (a “Claim”). The Company agrees to reimburse the Executive for such reasonable out-of-pocket expenses actually incurred in connection with the defense of a Claim.

8.2 Procedure for Indemnification. All requests for indemnification shall be addressed pursuant to Article VI of the Company’s Bylaws.

8.3 Inapplicability of Indemnification. Indemnification under Section 8.1 shall be unavailable in the event the Executive has engaged in willful misconduct or a knowing violation of criminal law. The Executive acknowledges that the Company has advised him that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or persons controlling us, in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable as a matter of United States law.

9.	GENERAL PROVISIONS

9.1 Injunctive Relief and Enforcement. The Executive acknowledges that the remedies at law for any breach by him of the provisions of Section 7 hereof may be inadequate and that, therefore, in the event of breach by the Executive of the terms of Section 7 hereof, the Company shall be entitled to institute legal proceedings to enforce the specific performance of this Agreement by the Executive and to enjoin the Executive from any further violation of Section 7 hereof and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law and not otherwise limited by this Agreement.

9.2 Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when addressed as follows and (i) when personally delivered, (ii) when transmitted by telecopy, electronic or digital transmission with receipt confirmed, (iii) one day after delivery to an overnight air courier guaranteeing next day delivery, or (iv) upon receipt if sent by certified or registered mail. In each case notice shall be sent to:

If to Executive:	Ms. Tuo Pan

If to the Company:	Sino-Global Shipping America, Ltd.
1044 Northern Blvd, suite 305
Roslyn, New York 11576

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

9.3 Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. In addition, in the event any provision in this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of extending for too great a period of time or over too great a geographical area or by reason of being too extensive in any other respect, each such agreement shall be interpreted to extend over the maximum period of time for which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable, and enforced as so interpreted, all as determined by such court in such action.

9.4 Assignment. This Agreement may not be assigned by the Executive, but may be assigned by the Company to any successor to its business and will inure to the benefit and be binding upon any such successor.

9.5 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

9.6 Headings. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

9.7 Choice of Law; Venue. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Virginia without giving effect to the principles of conflict of laws thereof. By execution and delivery of this Agreement, the parties agree and accept that any legal action or proceeding brought with respect to this Agreement shall be brought in the court of appropriate jurisdiction in and for the City of Richmond, Commonwealth of Virginia, and the parties expressly waive any objection to personal jurisdiction, venue or forum non conveniens.

9.8 Entire Agreement. This Agreement contains the entire agreement and understanding between the Company and the Executive with respect to the employment of the Executive by the Company as contemplated hereby, and no representations, promises, agreements or understandings, written or oral, not herein contained shall be of any force or effect. This Agreement shall not be changed unless in writing and signed by both the Executive and the Board.

9.9 Amendments; Waivers. This Agreement may be amended or modified, and any of the terms and covenants may be waived, only by a written instrument executed by the parties hereto, or, in the case of a waiver, by the party waiving compliance. Any waiver by any party in any one or more instances of any term or covenant contained in this Agreement shall neither be deemed to be nor construed as a further or continuing waiver of any such term or covenant of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date and year first above written.

Company

Sino-Global Shipping America, Ltd.,
a Virginia corporation

By:	/s/ Cao Lei
Cao Lei
Chief Executive Officer

Executive

By:	/s/ Pan Tuo
Pan Tuo

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